UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2004

Exact name of registrant as specified in its charter
Commission	and principal office address and telephone	State of	I.R.S. Employer
File Number	number	Incorporation	I.D. Number
1-16163	WGL Holdings, Inc. 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-2000	Virginia	52-2210912
0-49807	Washington Gas Light Company 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-4440	District of Columbia and Virginia	53-0162882

Former name or former address, if changed since last report: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On January 27, 2004, Washington Gas Light Company (Washington Gas or the Company), a wholly owned subsidiary of WGL Holdings, Inc., filed an expedited rate case application with the State Corporation Commission of Virginia (SCC of VA) to increase rates to customers served in Virginia. The application requested an increase in annual revenues of $19.6 million, with an overall rate of return of 8.70 percent and a 10.50 percent return on common equity. On February 26, 2004, based upon the expedited rate case filing procedures, Washington Gas placed the proposed revenue increase into effect, subject to refund, pending the SCC of VA’s final decision in the proceeding.

On August 20, 2004, the Staff of the SCC of VA (VA Staff) filed testimony in response to Washington Gas’ proposed rate application. In its testimony, the VA Staff proposed a reduction in Washington Gas’ annual revenues of $6.5 million reflecting, among other proposed adjustments, a recommendation to lower the overall rate of return to 8.28 percent and the return on common equity to 9.70 percent.

On September 15, 2004, six participants in the rate case, including Washington Gas and the VA Staff, submitted a proposed Stipulation to the SCC of VA. On September 27, 2004, the SCC of VA issued a Final Order approving the Stipulation as filed. The Stipulation resolved all issues related to Washington Gas’ January 27, 2004 expedited rate case application filed with the SCC of VA.

Under the Stipulation, Washington Gas will not change its annual base revenues, and will maintain the allowed rate of return on common equity of 10.50 percent and the overall rate of return of 8.44 percent as approved by the December 18, 2003 Final Order. Refunds to customers, with interest, will be made on or before December 27, 2004 for the amount of the proposed annual revenue increase that has been collected since February 26, 2004. Based on the terms of the Stipulation, the Company implemented billing rates commencing October 4, 2004 that reflect the level of annual revenues determined in the December 18, 2003 Final Order, and implemented the agreed upon changes in rate design that are contained in the Stipulation.

The Company’s financial results for the nine months ended June 30, 2004 reflected a provision for rate refunds to customers based on the difference between the amount the Company had collected in rates subject to refund through June 30, 2004, and the amount that the Company had expected to be realized from the final outcome of the pending rate case, based on management’s judgment at that time. After taking into consideration the Stipulation, Washington Gas increased its provision for rate refunds in the fourth quarter ended September 30, 2004. This provision eliminated $0.03 per diluted average common share previously recorded in the nine months ended June 30, 2004 and precluded the Company from recording $0.01 per diluted average common share that it had anticipated realizing in the quarter ended September 30, 2004. After the additional provision for rate refunds was recorded, there was no effect on fiscal year 2004, nor will there be any effect on fiscal year 2005 earnings, for the rates initially put into effect in February 2004.

The Stipulation also provides for a one-time credit to all Virginia customers of $3.2 million for certain liabilities that were previously recorded by Washington Gas. Providing this credit to customers will not have a material effect on earnings for the fiscal year ended September 30, 2004.

Under the Stipulation, Washington Gas is required to file with the SCC of VA, on or before December 27, 2004, an earnings test calculation for the twelve-month period ended December 31, 2003. This earnings test calculation will replace the earnings test calculation for the twelve-month period ended June 30, 2003 that was filed by the VA Staff in its testimony on August 20, 2004. Future annual earnings test calculations will continue to be performed quarterly and when appropriate, accounting adjustments will be recorded.

In accordance with the Stipulation, Washington Gas agrees that it will not file an application with the SCC of VA to increase its base rates such that the proposed increased rates would become effective, on an interim basis, before January 1, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc.
and
Washington Gas Light Company
(Registrants)

Date: October 5, 2004	/s/ Mark P. O’Flynn
Mark P. O’Flynn
Controller
(Principal Accounting Officer)